EXHIBIT 10.28

JONES APPAREL GROUP, INC.

SCHEDULE OF NON-MANAGEMENT DIRECTORS' ANNUAL COMPENSATION

Effective for the year ended December 31, 2006

RETAINER(1)(2)	AMOUNT
Service as a Director	$ 40,000
Service as Audit Committee Chair	$ 10,000
Service as Compensation Committee Chair	$ 5,000
Service as Nominating / Corporate Governance Committee Chair	$ 5,000
FEES
Attendance at Board of Directors Meeting	$ 2,000 per meeting
Attendance at Committee Meeting	$ 1,000 per meeting
RESTRICTED STOCK(3)	AMOUNT
Annual Grant	3,000 shares

 _______________

(1) Retainers are paid in January of each year, in advance for the calendar year. Meeting fees are paid quarterly in arrears.

(2) In the event that a non-management director joins the Board of Directors of Jones Apparel Group, Inc. at a time other than an Annual Meeting of Stockholders or commences service on an additional Board committee, the director is entitled to receive, promptly after joining the Board of Directors or such committee, a pro-rated retainer in advance for services for the remainder of the applicable calendar year.

(3) Each non-management director receives an annual grant of 3,000 shares of restricted common stock of Jones Apparel Group, Inc. in January of each year, with new non-management directors receiving an initial grant of 6,000 shares of restricted common stock upon commencement of service.  The restricted stock awards have a value based on the fair market values of Jones common stock on the effective date of the grant and vest in equal installments over three years.